Press Release	FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

PHOTRONICS ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2012

BROOKFIELD, Connecticut August 7, 2012 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced preliminary financial results for the third quarter of fiscal 2012.

Photronics expects revenues for the third quarter ended July 29, 2012, will be approximately $116 million compared with previous guidance of $118 million to $123 million. Photronics expects that earnings per diluted share for the third fiscal quarter will be in the range of $0.14 to $0.16 compared with previous guidance in the range of $0.14 to $0.18. Photronics plans to provide guidance for the fourth quarter of fiscal 2012 during its regularly scheduled third-quarter financial results conference call on August 15, 2012.

Third quarter revenue is expected to be lower than previously anticipated due to softening demand during the last few weeks of July for high-end integrated circuit (IC) and flat panel display (FPD) photomasks.

"The general worldwide softness in demand for semiconductors and displays began to affect photomask orders especially high-end IC, principally memory, during the past few weeks," stated Constantine ("Deno") Macricostas, Photronics' chairman and chief executive officer.

"Longer term, we believe that trends in devices, including mobile smart phones, tablets and emerging new flat panel formats, will result in strong photomask demand. We are well positioned with our lean and flexible business model and high-end technology to maintain good margins and respond quickly as the market strengthens again," concluded Macricostas.

Photronics will announce its fiscal third quarter 2012 financial results at 4:30 p.m. Eastern Time on Tuesday August 14, 2012 and host a conference call with investors to discuss these results at 8:30 a.m. Eastern Time on Wednesday, August 15, 2012. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com. The call will be archived for instant replay access until the Company reports its fiscal 2012 fourth quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

11-2012

PLAB – E